THE OBERWEIS FUNDS

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND

SENIOR FINANCIAL OFFICERS

I. Covered Officers/Purpose of the Code

The Oberweis Funds’ (the “Fund”) code of ethics (this “Code”) applies to the Fund’s Principal Executive Officer, Principal Financial and Principal Accounting Officer (the “Covered Officers” each of whom are set forth in Exhibit A) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Fund;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview. A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his service to, the Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of is family, receives improper personal benefits as a result of his position with the Fund.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (“Investment Company Act”) and the Investment Advisers Act of 1940 (“Investment Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as “affiliated persons” of the Fund. The Fund’s and the investment adviser’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Fund and the investment adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.

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Each Covered Officer must:

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not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

•	not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Fund;

•

not use material non-public knowledge of portfolio transactions made or contemplated for the Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions; and

•	not retaliate against any other Covered Officer or any employee of the Fund or its affiliated persons for reports of potential violations that are made in good faith.

There are some conflict of interest situations that should always be approved by the Chairman of the Audit Committee if material. Examples of these include:1

•	service as a director on the board of any public or private company;

•

the receipt of any gifts in excess of $100 per person per year from a broker-dealer or other companies or persons that do business with Fund or have proposed doing business with the Fund or any person in a control relationship with the Fund;

[1]

Any activity or relationship that would present a conflict for a Covered Officer would likely also present a conflict for the Covered Officer if a member of the Covered Officer’s family engages in such an activity or has such a relationship.

•

the receipt of any entertainment from any company with which the Fund has current or prospective business dealings unless such entertainment is business-related, reasonable in cost (i.e., nominal in value), appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•

any ownership interest in, or any consulting or employment relationship with, any of the Fund’s service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof;

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a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III. Disclosure and Compliance

•	Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Fund;

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each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund’s directors and auditors, and to governmental regulators and self-regulatory organizations;

•

each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Fund and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund; and

•	it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV. Reporting and Accountability

Each Covered Officer must:

•	upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands the Code;

•	annually thereafter affirm to the Board that he has complied with the requirements of the Code; and

•	notify the Chairman of the Fund’s Audit Committee promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The Chairman of the Funds’ Audit Committee is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.

The Fund will follow these procedures in investigating and enforcing this Code:

•	the Chairman of the Audit Committee will take all appropriate action to investigate any potential violations reported to him;

•	if, after such investigation, the Chairman of the Audit Committee believes that no violation has occurred, the Chairman of the Audit Committee is not required to take any further action;

•

any matter that the Chairman of the Audit Committee believes is a violation or that the Chairman of the Audit Committee believes should be reviewed by the Audit Committee will be reported to the Audit Committee;

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if the Audit Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer;

•	the Audit Committee will be responsible for granting waivers, as appropriate; and

•	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V. Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Fund, the Fund’s adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The joint code of ethics of the Fund, Oberweis Asset Management (“OAM”) and Oberweis Securities’ under Rule 17j-1 under the Investment Company Act and OAM’s more detailed policies and procedures set forth in OAM’s Compliance Manual are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI. Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of independent trustees.

VII. Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board, counsel to the Fund, the Fund and its adviser.

VIII. Internal Use

The Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.

Date: August 12, 2003

EXHIBIT A

Persons Covered by this Code of Ethics

James W. Oberweis, President

Patrick B. Joyce, Executive Vice President and Treasurer

A-1

Affirmation to the Board of Trustees

I am a Covered Officer under The Oberweis Funds Code of Ethics for Principal Executive and Senior Financial Officers (the “Code”). I affirm that I have received, read and understand the Code.

Date:
Name:
Title: